Exhibit 5.1

February 23, 2026

Abundia Global Impact Group, Inc.

1300 Post Oak Blvd., Suite 1305

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel to Abundia Global Impact Group, Inc., a Delaware corporation (the “Company”), in connection with the offering of an aggregate of 4,134,175 shares of common stock, par value $0.001 per share, of the Company at a price of $3.37 per share (collectively, the “Shares”) and (ii) pre-funded warrants to purchase up to 1,800,543 shares of Common Stock (the “Pre-Funded Warrants”, and the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”). The Shares and Pre-funded Warrants are being sold pursuant to a prospectus supplement, dated February 19, 2026, and the accompanying base prospectus (together, the “Prospectus”) that form a part of the Company’s Registration Statement on Form S-3 (File No. 333-290308) (the “Registration Statement”), originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on September 16, 2025, and became effective by operation of law on November 3, 2025, in accordance with the Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of February 19, 2026, by and among the Company and certain investors party thereto.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As counsel to the Company in connection with the issuance and sale of the Shares and the Pre-Funded Warrants we have examined: (i) the Company’s certificate of incorporation, as amended, and the Company’s amended and restated bylaws, both as currently in effect; (ii) certain resolutions of the board of directors and a pricing committee thereof relating to the issuance and sale of the Shares and the Pre-Funded Warrants; (iii) the Securities Purchase Agreement; (iv) the form of Pre-Funded Warrant; (v) the Prospectus and the Registration Statement; and (v) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and (iii) we render no opinion as to the effect of the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the State of New York.

Based upon and subject to the foregoing, it is our opinion that the Shares and Pre-Funded Warrants have been duly authorized for issuance, and when issued and delivered in accordance with the Securities Purchase Agreement and Prospectus against payment of consideration as contemplated therein, the Shares and the Pre-Funded Warrants will be validly issued, fully paid and non-assessable. If, when and to the extent any Pre-Funded Warrant Shares are issued in accordance with the terms of, and in the manner contemplated by, the Securities Purchase Agreement, including the due and proper exercise of the relevant Pre-Funded Warrants in accordance therewith and payment in full to the Company of any and all consideration for such Pre-Funded Warrant Shares as required thereunder, such Pre-Funded Warrant Shares will be validly issued, fully paid and nonassessable

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, which forms a part of the Registration Statement and to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Sullivan & Worcester LLP